U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16 (a) of the Securities Exchange
Act of 1934, Section 17 (a) of the Public Utility Holding Company Act of 1935 or
              Section 30 (f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

          Barr                    Jefferson
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         (Last)                     (First)                   (Middle)

          132 West 21st Street, 3rd Floor
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          New York                    NY                         10011
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          (City)                    (State)                      (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)

          8/31/99
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4.  Issuer Name or Ticker or Trading Symbol

     Saleoutlet.Com, Inc. (SLET)
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5.  Relationship of Reporting Person to Issuer
      (Check all applicable)

         [X]      Director                           [X]  10% Owner
         [X]      Officer (give title below)         [ ]  Other (specify below)

                  Vice President & Secretary
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6.  If Amendment, Date of Original (Month/Year)

     N/A
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7.       Individual or Joint/Group Filing
         (Check Applicable Line)
         [X] Form filed by One Reporting Person
         [ ] Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                                  3. Ownership Form
                                             2. Amount of Securities                 direct (D) or
1.  Title of Security                           Beneficially Owned                   Indirect (I)
      (Instr. 4)                                (Instr. 4)                            (Instr. 5)
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       Common Stock                          1,470,000                                 D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                 Table II -- Derivative Securities Beneficially
                  Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

                                                                                3. Title and Amount of Securities
                                                                                   Underlying Derivative Security
                                            2. Date Exercisable                    (Instr. 4)
                                              and Expiration Date                ---------------------------------
                                               (Month/Day/Year)                                Amount
                                          ----------------------------                         or
                                          Date              Expira-                            Number
1. Title of Derivative                    Exer-             tion                               of
    Security (Instr. 4)                   cisable           Date            Title              Shares
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     Stock Option                       8/11/99             8/11/09        Common Stock        200,000
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Explanation of Responses: The option, granted pursuant to an employment agreement, is exercisable at $1.25 per share during the term of employment with the Issuer but in no event later than ten years from the date of grant.

 By: /s/ Jefferson Barr                                         December 6, 1999
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         **Jefferson Barr                                       Date

         **Signature of Reporting Person

         Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 19 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.